EXHIBIT 99.1

Company Contact:

Investor Relations Contact:

Rob Lewis, CFO

Kirsten Chapman

iMergent, Inc.

Lippert/Heilshorn & Assoc.

801.431.4695

415.433.3777

investor_relations@imergentinc.com

kchapman@lhai.com

iMergent Announces Board and Management Changes

- SME Business Communication and Software Veteran Steven G. Mihaylo Joins as CEO and Director –

- Donald Danks Resigns as CEO and Continues to Advise -

OREM, Utah, November 6, 2008 – iMergent, Inc. (AMEX: IIG) a leading provider of eCommerce software for small businesses and entrepreneurs, announced changes to its management and board.  Donald L. Danks resigned as CEO and as a director; he will become a consultant to the company.  Steven G. Mihaylo assumed the role of CEO and has been appointed to the board of directors. The total board count remains six members.

Todd A. Goergen, Chairman of iMergent, stated, “The board is committed to driving iMergent’s long-term growth and shareholder value.  We are excited to welcome Steve who will be leading our company and exploring additional revenue opportunities in small-to-medium enterprise (SME) initiatives.”

“In addition, we thank Don for his valued contribution as iMergent grew from less than $50 million in 2003 annual sales to exceed $125 million in fiscal 2008 under his leadership.  Don will continue to assist management as a consultant in the area of investor relations,” concluded Goergen.

Mihaylo, 64, is a retired chairman and chief executive officer of Inter-Tel, Incorporated, which he founded in 1969. He led the Inter-Tel evolution from providing business telephone systems to offering complete managed services and software that help businesses facilitate communication and increase customer service and productivity. Before selling Inter-Tel to Mitel for $720 million in 2007, Mihaylo grew the business to nearly $500 million in annual sales.

Mihaylo earned an honorary PhD from California State University - Fullerton and received a Bachelor of Arts in Business Administration in Accounting & Finance from the university in 1969.  He has served on boards of numerous community organizations including the Arizona Heart Foundation, Junior Achievement of Arizona, Arizona Museum of Science and Technology and the Arizona State University College of Business Dean’s Council of 100. Committed to education, Mihaylo is involved with the Karl Eller College of Management at the University of Arizona and has served on the advisory board of Junior Achievement of Central Arizona for over 25 years, as a member of the board of directors of the Big Bear High School Education Foundation and on the Dean’s Advisory Board of CSU-Fullerton.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet.  Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services, which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers.  In addition to software, iMergent offers website development, web hosting and marketing products.  iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs as well as offers StoresOnline Express for sale.  These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and sells upgrades to StoresOnline Pro and StoresOnline Platinum. iMergent